Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES FIRST QUARTER FISCAL YEAR 2017 FINANCIAL RESULTS

•                  GMV of $159.7 million, up 5.5% year over year

•                  Revenue of $70.8 million, up  7.5% year over year

•                  GAAP Net Loss of $8.4 million, down 61.6% year over year

•                  Non-GAAP Adjusted EBITDA of $(4.3) million, down 32.0% year over year

•                  New Global Customer Management Module Launched Under LiquidityOne Initiative

•                  Long Term Commercial Growth Strategy Remains the Priority

WASHINGTON — February 9, 2017 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the first quarter ended December 31, 2016. Q1-17 results were within the company’s guidance range for GMV and Non-GAAP Adjusted Diluted EPS and above the company’s guidance range for GAAP Net Loss, Non-GAAP Adjusted EBITDA, and GAAP EPS. The company’s performance was led by our commercial capital assets marketplaces, which experienced higher than expected volume and margins related to large projects in our industrial and energy verticals. In addition, we had higher than expected service revenue with solid margins.

“We are pleased with our progress made this quarter despite the headwinds related to changes in our DoD contracts.  The focus of our long term growth strategy is our commercial and state and local government businesses, and we are pleased to report that aggregate GMV in these marketplaces grew 12% over the prior year period, not only marking a return to top line organic growth for the first time in eight quarters, but also a significant milestone in the advancement of our transformation strategy. We continue to expand our service offerings to capture more opportunities and invest in our sales channels to grow seller accounts and our buyer network,” said Bill Angrick, chairman and chief executive officer of Liquidity Services.

“During the quarter, the strong performance of our commercial capital assets business combined with double digit top line growth in our retail supply chain marketplace demonstrated our ability to attract new clients and expand existing relationships driven by our strong recovery rates and innovative returns management services. Our state and local government marketplace also continued its upward trend as more sellers utilized our platform and value added services. Regarding our LiquidityOne transformation plan, we launched our new Customer Management Module which provides a common process for managing customer and client data, eliminating numerous legacy platforms to manage these processes. We anticipate the launch of our next marketplace in the summer of 2017 and we remain focused on ensuring the highest quality, most robust functionality, and a smooth transition for our clients and buyers,” continued Angrick.

Under our LiquidityOne transformation initiative, we will leverage our new Customer Management Module across our entire organization to bring further harmonization to developing an integrated sales pipeline, to improve our ability to fully integrate with our clients, and to provide the ability to extend our functionality to partner programs. As we prepare for the rollout of our next marketplace on the LiquidityOne platform, we have designed and developed the building blocks for a scalable solution that eliminates multiple, disparate legacy systems and processes and expands our capability to handle the complexity of a two-sided global marketplace with multiple verticals and a vast range of asset categories. Our new platform is built with a mobile first philosophy and brings next generation functionality, including unified account management for all buying and selling activity, singular automated transaction settlement with localized invoicing and payment, multi-language and multi-currency support, and additional merchandising and search functionality within the marketplace.

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First Quarter Operating and Earnings Results

The company reported Q1-17 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces during the given period, of $159.7 million, an increase of 5.5% from the prior year’s comparable period. Revenue for Q1-17 was $70.8 million, an increase of 7.5% from the prior year’s comparable period. GAAP Net loss for Q1-17 was $8.4 million, which resulted in a diluted loss per share of $0.27 based on a weighted average of 31.3 million diluted shares outstanding, an increase of 61.6% and 58.8% respectively from the prior year’s comparable period. Non-GAAP adjusted net loss was $6.8 million or $0.22 adjusted diluted loss per share, an increase of 96.1% and 100.0%, respectively, from the prior year’s comparable period. We exited Q1-17 in a strong financial position with $127 million in cash and a debt free balance sheet.

Non-GAAP adjusted EBITDA, which excludes stock-based compensation and acquisition costs, was $(4.3) million, a decrease of 32.0% from the prior year’s comparable period of $(3.3) million.

Comparative financial results reflect increased cost of sales and lower margins under the new Scrap contract and the downturn in commodity prices which have reduced prices under the Scrap contract, and the transition to the new Surplus contract, under which we pay higher product costs.

Additional First Quarter Operational Results

•                  Registered Buyers — At the end of Q1-17, registered buyers totaled approximately 3,018,000 representing an approximately 5% increase over the approximately 2,875,000 registered buyers at the end of Q1-16.

•                  Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 544,000 in Q1-17, an approximately 3% decrease over the approximately 561,000 auction participants in Q1-16.

•                  Completed Transactions — Completed transactions decreased to approximately 129,000, an approximately 3% decrease for Q1-17 from the approximately 133,000 completed transactions in Q1-16.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q1-FY17	Q1-FY16
Consignment Model:
GovDeals	35.1%	34.4%
Commercial	34.4%	32.5%
Total Consignment	69.5%	66.9%
Purchase Model:
Commercial	16.2%	14.0%
Surplus Contract	9.9%	13.5%
Total Purchase	26.1%	27.5%

Other:	4.4%	5.6%
Total	100.0%	100.0%

Revenue Mix

	Q1-FY17	Q1-FY16
Consignment Model:
GovDeals	8.2%	8.2%
Commercial	16.5%	15.6%
Total Consignment	24.7%	23.8%
Purchase Model:
Commercial	35.5%	32.2%
Surplus Contract	22.3%	31.0%
Total Purchase	57.8%	63.2%

Other:	17.5%	13.0%
Total	100.0%	100.0%

Business Outlook

FY17 results are continuing to benefit from growth in our commercial and state and local government marketplaces as we advance our strategy to unify our business processes, global sales organization, and e-commerce marketplace platform.  While the commercial businesses are showing continuous improvement, profitability for the year will be impacted by the higher pricing terms and lower volumes for our DoD Surplus contract, higher distributions under our new Scrap contract, and continued investments in the design and deployment of our new LiquidityOne platform. We will also continue to make investments in our IronDirect business to drive customer demand onto the platform.

Our near term outlook remains cautious due to the increasing distributions and soft pricing in our DoD scrap contract, variability in the timing of large client projects in our capital assets business, and ongoing investments in our LiquidityOne transformation plan.

The following forward-looking statements reflect the following trends and assumptions for Q2-FY17:

(i)                  continued investment spending under our LiquidityOne transformation initiative;

(ii)               increased cost of sales and lower volume and margins under our new DoD Surplus contract;

(iii)            continued strength in our state and local government marketplace and steady year-over-year growth;

(iv)           continued signs of improved liquidity in our energy marketplace;

(v)              strong deal flow in our commercial capital assets marketplaces;

(vi)           investments in our sales teams to further accelerate the growth of new and expanded client relationships;

(vii)        seasonally higher volumes and growth in core accounts in our retail business; and

(viii)     increased distributions and lower margins under our new DoD Scrap contract, and continued variability in commodities pricing, volumes received, and mix of metals.

For Q2-17 our guidance is as follows:

GMV — We expect GMV for Q2-17 to range from $150 million to $170 million.

GAAP Net Loss — We expect GAAP Net  Loss for Q2-17 to range from $(12.0) million to $(9.0) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q2-17 to range from $(0.38) to $(0.29).

Non-GAAP Adjusted EBITDA —We expect non-GAAP Adjusted EBITDA for Q2-17 to range from $(7.5) million to $(4.5) million.

Non-GAAP Adjusted Diluted EPS — We expect non-GAAP Adjusted Loss Per Diluted Share for Q2-17 to range from $(0.30) to $(0.21). This guidance assumes that we have diluted weighted average number of shares outstanding for the quarter of 31.4 million and that we will not repurchase shares with the approximately $10.1 million available under the share repurchase program.

Q2-FY17 guidance does not include any one time impacts from winding down our TruckCenter marketplace.

Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation and acquisition costs.

	Three Months Ended December 31,
	2016	2015
	(In thousands) (Unaudited)
Net loss	$(8,397)	$(5,197)
Interest expense (income) and other expense, net	34	(60)
Provision (benefit) for income taxes	103	(2,154)
Depreciation and amortization	1,429	1,672
EBITDA	(6,831)	(5,739)
Stock compensation expense	2,500	2,420
Acquisition costs	—	39
Adjusted EBITDA	$(4,331)	$(3,280)

Adjusted Net (Loss) Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense and acquisition costs.  Adjusted basic and diluted loss per share are determined using Adjusted Net (Loss) Income. For Q1-17 the tax rate used to tax effect stock compensation expense and acquisition costs was 35.4% compared to 29.3% used for the Q1-16 results. The 35.4% tax rate excludes the impact of the charge to our U.S. valuation allowance to provide a better comparison to the Q1-16 results.

	Three Months Ended December 31,
	2016	2015
	(Dollars in thousands, except per share data)
	(Unaudited)
Net loss	$(8,397)	$(5,197)
Stock compensation expense (net of tax)	1,615	1,711
Acquisition costs (net of tax)	—	28

Adjusted net loss	$(6,782)	$(3,458)

Adjusted basic loss per common share	$(0.22)	$(0.11)

Adjusted diluted loss per common share	$(0.22)	$(0.11)

Basic weighted average shares outstanding	31,261,603	30,490,670

Diluted weighted average shares outstanding	31,261,603	30,490,670

Conference Call

The Company will host a conference call to discuss the first quarter of fiscal year 2017 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 52473457. A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until February 8, 2018 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until February 16, 2017 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 52473457. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net income is used to arrive at EBITDA and adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net income and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, including prospects for its new IronDirect platform, the Company’s proprietary e-commerce marketplace platform, expected investments in sales teams, expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative, the supply and mix of inventory under the DoD Surplus and Scrap Contracts, expected future commodity prices, expected sales prices and margins in the Company’s energy marketplaces, expected future effective tax rates, the timing of large client projects in the Company’s industrial business, and trends and assumptions about future periods, including the second quarter FY-17.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; variability in mix and volume of supply due to project based activity; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully develop and grow our new business ventures such as IronDirect;  costs and timing of the wind-down of our Truckcenter business; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resource to run our business with migrating our marketplaces to the new LiquidityOne platform; and the success of our LiquidityOne transformation initiative, including training and education of customers to adopt our new LiquidityOne platform.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services (NASDAQ: LQDT) employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government clients. The company operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 9,000 clients worldwide. With nearly $7 billion in completed transactions, and 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

Liquidity Services, Inc. and Subsidiaries

Consolidated Balance Sheets
(Dollars in Thousands)

	December 31, 2016	September 30, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$126,914	$134,513
Accounts receivable, net of allowance for doubtful accounts of $802 and $718 at December 31, 2016 and September 30, 2016, respectively	10,711	10,355
Inventory	26,744	27,610
Tax refund receivable	1,217	1,205
Prepaid and deferred taxes	2,507	2,166
Prepaid expenses and other current assets ($2.6 million and $2.2 million measured at fair value as of December 31, 2016 and September 30, 2016, respectively)	9,045	9,063
Total current assets	177,138	184,912
Property and equipment, net	15,591	14,376
Intangible assets, net	2,324	2,650
Goodwill	44,786	45,134
Deferred long-term tax assets	1,021	1,021
Other assets	11,847	12,016
Total assets	$252,707	$260,109
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,180	$9,732
Accrued expenses and other current liabilities	43,054	45,133
Distributions payable	4,689	1,722
Customer payables	28,890	28,901
Total current liabilities	85,813	85,488
Deferred taxes and other long-term liabilities	11,119	12,010
Total liabilities	96,932	97,498
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,291,341 shares issued and outstanding at December 31, 2016; 30,742,662 shares issued and outstanding at September 30, 2016	29	29
Additional paid-in capital	222,392	220,192
Accumulated other comprehensive loss	(9,210)	(8,571)
Retained earnings (accumulated deficit)	(57,436)	(49,039)
Total stockholders’ equity	155,775	162,611
Total liabilities and stockholders’ equity	$252,707	$260,109

Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2016	2015
Revenue	$47,980	$50,138
Fee revenue	22,816	15,737
Total revenue	70,796	65,875
Costs and expenses:
Cost of goods sold (excluding amortization)	32,271	26,883
Client distributions	4,548	2,357
Technology and operations	21,892	22,807
Sales and marketing	9,987	9,460
General and administrative	9,857	10,068
Depreciation and amortization	1,429	1,672
Acquisition costs	—	39
Total costs and expenses	79,984	73,286
Other operating income	928	—
Loss from operations	(8,260)	(7,411)
Interest expense (income) and other expense, net	34	(60)
Loss before provision (benefit) for income taxes	(8,294)	(7,351)
Provision (benefit) for income taxes	103	(2,154)
Net loss	$(8,397)	$(5,197)
Basic and diluted loss per common share	$(0.27)	$(0.17)
Basic and diluted weighted average shares outstanding	31,261,603	30,490,670

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended December 31,
	2016	2015
Operating activities
Net loss	$(8,397)	$(5,197)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,429	1,672
Stock compensation expense	2,500	2,420
Provision for inventory allowance	715	1,208
Provision for doubtful accounts	84	78
Incremental tax loss from exercise of common stock options	—	48
Change in fair value of financial instruments	(928)	—
Changes in operating assets and liabilities:
Accounts receivable	(440)	77
Inventory	151	(3,152)
Prepaid and deferred taxes	(9)	(2,424)
Prepaid expenses and other assets	773	(969)
Accounts payable	(552)	594
Accrued expenses and other current liabilities	(2,922)	(2,070)
Distributions payable	2,967	(1,169)
Customer payables	(11)	583
Other liabilities	(381)	3
Net cash used in operating activities	(5,021)	(8,298)
Investing activities
Increase in intangibles	(7)	(29)
Purchases of property and equipment, including capitalized software	(2,321)	(1,428)
Net cash used in investing activities	(2,328)	(1,457)
Financing activities
Proceeds from exercise of common stock options (net of tax)	32	—
Incremental tax loss from exercise of common stock options	—	(48)
Net cash provided (used) by financing activities	32	(48)
Effect of exchange rate differences on cash and cash equivalents	(282)	(210)
Net decrease in cash and cash equivalents	(7,599)	(10,013)
Cash and cash equivalents at beginning of period	134,513	95,465
Cash and cash equivalents at end of period	$126,914	$85,452
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$(209)	$(237)